Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Announces Fourth-Quarter Production Volumes, Year-end Proved Reserves, 2009 Guidance and Provides Operations Update

DENVER, February 9, 2009 - Cimarex Energy Co. (NYSE: XEC) today announced that fourth-quarter 2008 oil and gas production volumes averaged 493.7 million cubic feet equivalent per day (MMcfe/d), up 5% from the fourth-quarter 2007 average of 471.1 MMcfe/d.

Fourth-quarter 2008 oil production grew 10% over last year’s fourth-quarter to an average of 23,907 barrels per day.  Gas production in the latest quarter averaged 350.3 million cubic feet per day (MMcf/d), an increase of 3% from the fourth-quarter 2007 average of 341.1 MMcf/d.

Full-year 2008 production volumes averaged 485.8 MMcfe/d, an 8% increase over 2007 average of 451.0 MMcfe/d.  After adjusting for 2007 property sales, reported 2008 production represented a 10% increase over 2007. Oil production increased 12% to 22,937 barrels per day and gas production grew 6% to 348.2 MMcf/d.  Production grew as a result of successful drilling in Permian Basin horizontal oil plays and Mid-Continent gas plays.

Fourth-quarter 2008 realized prices are expected to be in the range of $5.00 to $5.10 per thousand cubic feet of gas and $55.75 to $56.25 per barrel of oil.  Oil and gas prices fell sharply through the fourth-quarter.

Year-end 2008 oil and gas prices dropped significantly as compared to third-quarter 2008 and year-end 2007.  Average prices used in determining the present value of proved reserves, or the standardized measure(1), fell 61% for oil and 18% for gas from year-end 2007 to year-end 2008. Because of the significant decrease in commodity prices, the Company’s preliminary analysis has determined that the proved properties book-value exceeds the full cost ceiling limit(2) by $985-$1,050 million after tax.

Also as previously announced, Cimarex is required to record a $120 million ($75 million after-tax) litigation charge for a ruling in Tulsa, Oklahoma County District Court in the H.B. Krug, et al. royalty dispute.  Cimarex is in the process of appealing the case.

Cimarex will release its fourth-quarter 2008 financial results on Wednesday, February 18, 2009, before the market opens.

Proved Reserves
Year-end 2008 proved reserves totaled 1.34 trillion cubic feet equivalent (Tcfe) as compared to 1.47 Tcfe at year-end 2007.  Proved reserves are 82% developed at year-end 2008 as compared to 79% at year-end 2007.  Reserves added from extensions and discoveries totaled 214.9 Bcfe, replacing 121% of production.

The drop in product prices during 2008 had a substantial impact on total proved reserves.  Negative revisions of previous estimates totaled 157 Bcfe, of which 145 Bcfe was due to lower prices.  Reduced prices also precluded the addition of 107 Bcfe associated with new proven undeveloped locations.  Combined, total negative price related revisions totaled 252 Bcfe.  Excluding the effect of total price related revisions, proved reserves would have increased 8% over year-end 2007.

Year-end 2008 proved reserves include 58 Bcfe in the western Oklahoma, Anadarko-Woodford Shale play, comprised of 34 Bcfe of proved developed and 24 Bcfe of proven undeveloped reserves. Yet to be classified as proved are 400-500 potential drilling locations (based on 160-acre spacing) associated with our 88,000 net acre position in the play. We estimate the net risked potential of these future drilling locations to be 2.0-3.0 Tcfe.

The following table reflects the 2008 activity related to Cimarex’s proved reserves:
	December 31, 2008
	Gas	Oil	Total
	(Bcf)	(MBbl)	(Bcfe)
Total proved reserves
Beginning of year	1,122.7	58,250	1,472.2
Revisions of previous estimates	(58.1)	(16,465)	(156.9)
Extensions and discoveries	143.6	11,884	214.9
Purchase of reserves	2.5	55	2.8
Production	(127.4)	(8,395)	(177.8)
Sales of properties	(16.0)	(127)	(16.7)
End of year	1,067.3	45,202	1,338.5

Proved developed reserves, year-end 2008	834.5	44,520	1,101.6

	2008	2007	% Chg.
Pre-tax PV-10 ($ in millions) (3)	$2,327.9	$4,243.1	-45%
Standardized Measure ($ in millions)	$1,724.3	$2,897.6	-41%

Average prices used in Standardized Measure
Gas price per Mcf	$5.33	$6.51	-18%
Oil price per barrel	$36.34	$93.66	-61%

Costs Incurred
The following table sets forth the capitalized costs incurred in our oil and gas production, exploration, and development activities (in thousands):
	Years Ended December 31,
	2008	2007
Acquisition of properties
Proved	$6,618	$17,334
Unproved*	310,666	102,572
Exploration & Development	1,303,494	903,528
	1,620,778	1,023,434
Property sales	(38,093)	(176,659)
	$1,582,685	$846,775
* Year-ended 2008 includes $180 million for the acquisition of 38,000 net acres in the Anadarko-Woodford Shale play.

2009 Guidance
Full-year 2009 exploration and development (E&D) capital investment is targeted to be generally within cash flow.  With the major drop in commodity prices, we have significantly cut back our drilling activity.  By the end of the first quarter of 2009 we expect to have five operated rigs drilling as compared to a third-quarter 2008 peak of 42 rigs and a year-end 2008 count of 21 rigs.  Depending on service costs and commodity prices we may choose to increase our drilling activity or continue to defer.

At the present time, based on current market prices and service costs we would expect that 2009 capital expenditures may range from $400-$600 million.  We have a large inventory of drilling opportunities and limited lease expirations.  We will continue to monitor industry conditions and adjust our drilling plans accordingly.

An approximate break down of the mid-point of our potential 2009 E&D capital investment and actual 2008 by region is provided below.

($ in millions)	2009 E&D Estimate		2008 E&D*
Mid-Continent	$300	60%	$648	45%
Permian	100	20%	549	38%
Gulf Coast/GOM	90	18%	210	15%
Western/Other	10	2%	31	2%
	$500	100%	$1,438	100%

* Total 2008 E&D expenditures do not include $180 million for the acquisition of 38,000 net acres in the Anadarko-Woodford Shale play.

With a slowdown in our activity, first-quarter 2009 production is projected to range between 476-488 MMcfe/d. With the anticipated effect of continued deferred drilling, full-year 2009 production is projected to be in the range of 440-460 MMcfe/d.

Exploration and Development Activity
Cimarex drilled 450 gross (277 net) wells during 2008, completing 94% as producers.   Exploration and development (E&D) capital investment for 2008 totaled $1.4 billion.

Mid-Continent
Cimarex drilled 256 gross (138 net) wells in the twelve months ended December 31, 2008, completing 96% as producers.  Mid-Continent capital investment of $648 million accounted for 45% of total E&D capital. Fourth-quarter 2008 Mid-Continent production averaged 237.6 MMcfe/d, an increase of 14% over fourth-quarter 2007.

Texas Panhandle, Granite Wash drilling totaled 118 gross (84 net) wells with 96% completed as producers.  Notable wells commencing production in the fourth quarter include Earp 60-13 (100% working interest) at 3.4 MMcfe/d, Washita Ranch 19-1H (34% working interest) at 2.2 MMcfe/d and the Byrum 27-25 (75% working interest) at 1.7 MMcfe/d.

Western Oklahoma, Anadarko Basin drilling totaled 81 gross (22 net) wells with 95% being completed as producers.  A significant portion of the drilling occurred in the Anadarko-Woodford Shale play where Cimarex drilled or participated in a total of 22 gross (10 net) wells.

Our activities began in this area in 2007, and our early success in drilling led to leasing a significant land position.  We have approximately 88,000 net acres in the play, which includes the purchase of 38,000 net acres in the fourth quarter of 2008 for $180 million.

The Anadarko-Woodford shale formation varies in thickness from 120–280 feet at depths of 11,000-15,000 feet throughout our acreage. Our acreage position developed on 160-acre well spacing has multi-years of drilling opportunity. At year-end 2008, our production from the initial wells drilled in the play was over 50 MMcfe per day gross.

Initial thirty-day production rates on recent operated wells include the Golden 1-3H (72% working interest) at 6.5 million cubic feet per day (MMcf/d), the Holman Farms 2-32H (52% working interest) at 6.1 MMcf/d and the Hebert 1-14H (59% WI) at 4.3 MMcf/d.

Permian Basin
Permian Basin drilling for 2008 totaled 164 gross (117 net) wells, 98% of which were completed as producers.  Full-year 2008 capital investment in this area totaled $549 million, or 38% of total E&D capital. Fourth-quarter 2008 Permian Basin production averaged 166.2 MMcfe/d, a 16% increase over the fourth quarter of 2007.  Oil production reached another record high of 14,210 barrels per day, 39% greater than the fourth quarter of 2007.  Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

Southeast New Mexico drilling, mainly targeting the Morrow, Cherry Canyon, Abo and Wolfcamp formations, totaled 82 gross (58 net) wells with 95% being completed as producers.  Recent horizontal Wolfcamp and Abo wells brought on production include the Enterprise 11 State 3H (50% working interest) at 622 barrels oil equivalent per day (BOE/d), Crow Flats 16 State 4H (62% working interest) at 523 BOE/d and the Saratoga 30 State 1H (100% working interest) at 270 BOE/d.

A total of 82 gross (59 net) wells were drilled in West Texas, of which 100% were completed as producers.  Third Bone Spring horizontal oil drilling totaled 30 gross (25 net) wells.  Recent Bone Spring wells brought on production include the Barnes 33-23 2H (88% working interest) at 647 BOE/d, Fields 33-25 1H (88% working interest) at 558 BOE/d and the KHC 33-26 2H (88% working interest) at 545 BOE/d.

Gulf Coast/Gulf of Mexico
Cimarex drilled 28 gross (21 net) Gulf Coast wells in 2008, completing 54% as producers.  Gulf Coast capital investment of $210 million accounted for 15% of total E&D expenditures. Fourth-quarter 2008 Gulf Coast production volumes averaged 68.4 MMcfe/d, an 8% decrease over fourth-quarter 2007.  Fluctuations in Gulf Coast production volumes are attributable to timing of exploration success relative to natural reservoir declines.

Offshore production volumes averaged 7.3 MMcfe/d, as compared to 30.9 MMcfe/d in the fourth quarter of 2007.   Lower offshore production is a result of an inactive drilling program, natural reservoir depletion, deferred production from hurricanes and the December 2007 sale of operated Main Pass properties.

South Texas, Yegua/Cook Mountain drilling totaled 18 gross (15 net) wells with a 50% success rate.  Cimarex currently has no operated rigs drilling onshore Gulf Coast, but expects to begin drilling Yegua/Cook Mountain prospects in the second-quarter.

Cimarex will release fourth-quarter 2008 financial results before the market opens on Wednesday, February 18, 2009.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (888) 603-6873 and reference call ID # 83733911 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 83733911.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

(1)
The Standardized Measure of Discounted Future Net Cash Flow Relating to Proved Oil and Gas Reserves (the “standardized measure”),  is an estimate of future cash inflows using  year-end prices from future production of proved oil and gas reserves. Future cash inflows reduced by estimated production expense, development costs and income taxes are discounted using a ten percent annual discount rate to arrive at the standardized measure.

(2)
At each period-end, a full cost pool impairment evaluation is made that compares the standardized measure (“full cost ceiling limit”) to the proved properties net book-value.  If the proved properties net book-value exceeds the full cost ceiling limit, a write-down of the excess must be charged to expense.

(3)
 Pre-tax PV-10% is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, as defined by the SEC.  Pre-tax PV-10% is comparable to the standardized measure, which is the most directly comparable GAAP financial measure.  Pre-tax PV-10% is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2008 and 2007, Cimarex’s discounted future income taxes were $603.6 million and $1,345.5 million, respectively.  Cimarex’s standardized measure of discounted future net cash flows was $1,724.3 million at year-end 2008 and $2,897.6 million at year-end 2007.  Cimarex believes pre-tax PV-10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Cimarex further believes investors may utilize its pre-tax PV-10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, pre-tax PV-10% is not a substitute for the standardized measure of discounted future net cash flows. Cimarex’s pre-tax PV-10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.